UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2017

BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8620 Spectrum Center Blvd, San Diego, California	92123
(Address of principal executive offices)	(Zip Code)

(858) 668-2586
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 8.01    Other Events.
On July 6, 2017, Ashford University received approval from the Arizona State Approving Agency to provide GI Bill benefits to its students. On September 13, 2017, the U.S. Department of Veterans Affairs (“VA”) accepted the Arizona State Approving Agency’s approval, subject to Ashford's continued compliance with the approval requirements and the University subsequently received a facility code from the VA.
However, on November 9, 2017, the VA informed Ashford University that the Arizona State Approving Agency has not provided sufficient evidence to establish that it has jurisdictional authority over Ashford’s online programs. As a result, the VA intends to suspend payment of educational assistance and approval of new enrollments and reenrollments for Ashford University’s online programs in 60 days unless corrective action is taken. Ashford University strongly disagrees with the VA’s interpretation of the relevant regulations and intends to vigorously challenge the VA’s action through all appropriate forums.
In fiscal year 2017, our veteran students comprise approximately 10% of our total enrollment and approximately 5% of our revenue. If Ashford University were to lose all access to military affiliated students, it would continue to be in compliance with the 90/10 Rule. At this time we cannot predict the eventual outcome of this matter, and any potential delays or gaps in coverage for GI Bill benefits could have a material adverse effect on current and future military student enrollment and the Company’s revenues, financial condition, cash flows and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2017		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel